EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is being entered into between VIA NET.WORKS, Inc. (“VIA”) and Raymond Walsh (the “Executive”) in order to reflect Executive’s promotion and appointment to Chief Executive Officer of VIA effective January 25th 2005 and shall replace and supersede all prior agreements relating to Executive’s employment with VIA.

For and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, VIA and Executive (sometimes hereafter referred to as the “parties”) agree as follows:

1.             Title, Duties and Place of Work.  Executive shall serve as the President and Chief Executive Officer.   Executive shall report to VIA’s Board of Directors.  Executive shall serve VIA faithfully and to the best of his ability.  Executive’s normal place of work will be the Netherlands at the VIA office in the Amsterdam area.

2.             Term.  Executive’s employment with VIA under this Agreement shall continue for an indefinite period, unless earlier terminated by either party in accordance with Paragraph 4 below.

3.             Compensation and Benefits.

(a)           Salary.  During Executive’s employment, VIA shall pay Executive an annual base salary of not less than US$300,000 (“Base Salary”).  Executive’s Base Salary shall be paid in accordance with VIA’s usual payroll practices and policies, taking into account expatriate payroll issues as appropriate, and shall be less standard deductions for all appropriate U.S. employment-related taxes.  Executive shall be eligible for merit and market-based increases in accordance with company policy, as may be determined from time to time by the Board of Directors or the Compensation Committee of the Board of Directors.

(b)           Benefits.  During Executive’s employment, Executive shall be eligible for all benefits, including stock options, provided to other VIA executive employees working overseas, provided that Executive qualifies for such benefits.  Any and all benefits offered by VIA may be supplemented, discontinued, or changed from time to time at VIA’s sole discretion and in accordance with VIA’s policies and practices.

(c)           Expatriation and Relocation.  As consideration for the expatriation of the Executive, VIA shall pay an additional monthly sum (“Expatriate Payment”) in accordance with VIA’s Foreign Assignment Policy.

The Expatriate Payment shall cease immediately in the event that Executive terminates the employment. In the case the Company terminates the employment agreement, the Expatriate Payment ceases after 3 months after termination of the agreement.

For avoidance of doubt, the Expatriate Payment amounts to $ 95,000 net (FSA) per annum, and the allowance for moving expenses will be up to $ 25,000 maximum.

(d)           Bonus.  Subject to the last sentence of this paragraph 3(d), Executive shall be eligible for an annual bonus up to 100% of his base salary in line with the VIA Bonus Policy.

(e)           Tax Equalization.  During the period of Executive’s Employment during which he is covered under VIA’s Foreign Assignment Policy, VIA shall pay to the Executive or otherwise cause to be paid on behalf of Executive an additional amount so that, on an after-tax basis, the compensation and benefits received by the Executive under this Agreement will not be less than the corresponding after-tax amount that the Executive would have received if such payments had not been subject to taxes other than United States federal, state and local taxes.  The Executive will use commercially reasonable efforts to minimize the amount of U.S. and non-U.S. taxes that are imposed on such amounts.  The amount of the tax equalization payment shall be determined by an independent third party designated by VIA and reasonably acceptable to the Executive.  The Executive will provide such third party with sufficient information, including information concerning his income, deductions, tax payments and tax returns, from which it can calculate the amount of the payments that are due under this subsection.  Any foreign tax credits (resulting from non-U.S. taxes that were paid or reimbursed by VIA) that offset the Executive’s U.S. taxes will be for the benefit of, and remitted to, VIA, as applicable, as soon as practicable after the Executive receives a refund or other tax benefit from such credit.

4.             Termination.  Notwithstanding anything herein to the contrary, Executive’s employment under this Agreement shall terminate upon occurrence of any of the following:

(a)           By VIA.

(i)            VIA may terminate Executive’s employment at any time for any reason, without Cause and with or without notice.  If VIA terminates Executive’s employment without Cause , the Executive shall be entitled to the Severance amount set forth in Paragraph 5 below. VIA may terminate Executive’s employment with Cause at any time.  If VIA terminates his employment with Cause, he shall not be entitled to any severance, but he shall be entitled to his base compensation through the date of termination.

(ii)           As used herein, “Cause” shall mean any one or more of the following events:  (aa) the commission of a criminal offence or a crime involving moral turpitude; (bb) the commission of any material act of dishonesty; (cc) an act that in any way brings VIA or its affiliates into disrepute; (dd) gross negligence or willful misconduct in performance of any duty owed by Executive to VIA or any of its affiliates; (ee) a serious or persistent breach of this Agreement by Executive; (ff) the failure of Executive to comply with proper and lawful instructions or directions of the Board of Directors; (gg) to take, or fail to take, any action, within the scope of Executive’s duties, which does or which may materially or adversely affect VIA’s business or operations; or (hh) harassment or discrimination against VIA’s employees, customers or vendors in violation of VIA’s policies.

(b)           By Executive.

(i)            Executive may terminate his employment at any time for any reason, with or without a good or important reason and with or without notice.  In the event of such a termination, Executive shall not be entitled to any severance, but he shall be entitled to base compensation through the date of termination and payment for all accrue but unused vacation through the termination date.

(c)           Upon Death or Disability.

The Executive’s employment shall terminate upon death or because of disability.  For purposes of this paragraph, disability shall occur if the Executive has been unable, by reason of illness or injury, to perform his normal duties on behalf of VIA on a full time basis for a period of 90 days, whether or not consecutive, within the preceding 360-day period, or the Executive has received disability benefits for permanent and total disability under any long-term disability income policy held by or on behalf of the Executive.  If Executives employment is terminated under this paragraph, VIA shall pay to the estate of the Executive or to the Executive, as the case may be, the compensation and benefits which would otherwise be payable to him under Paragraph 3 hereof up to the date the termination of his employment occurs.  However, any Executive Bonus, assuming the attainment of the goals set forth, for the fiscal year in which termination occurs because of death or disability will be pro-rated based on his length of service with VIA in that year.

5.             Severance.  In the event Executive is eligible for severance as set forth in this Agreement, VIA shall pay Executive an amount equal to twelve months of his Base Salary in effect at the time of his termination. Tax equalization benefits shall apply to this payment.  The parties acknowledge and agree that payment of any severance under this Paragraph 5 shall be contingent upon the Executive signing a Release of Claims (the “Release”) in a form acceptable to VIA.  This payment shall be made in a lump sum no later than five (5) days after the expiration of any revocation period set forth in the Release and shall be reduced by standard deductions for federal, state, and local taxes as determined by VIA.  At the reasonable request of Executive and agreement of VIA, payment may be made over time in a manner agreed upon by the parties.

6.             Proprietary and/or Confidential Information.  Executive acknowledges that during his employment with VIA, he has had and will have access to trade secrets and other confidential and/or proprietary information (“Confidential Information”).  Executive agrees that he shall continue to abide and be bound by the promises and obligations in all confidentiality agreements that he has or may have signed with VIA or its affiliates, including but not limited to the VIA NET.WORKS, INC. Employee Confidentiality Agreement.  In addition, Executive agrees that he will use his utmost diligence to preserve, protect, and prevent the disclosure of such Confidential Information, and that he shall not, either directly or indirectly, use, misappropriate, disclose or aid any other person in disclosing such Confidential Information.  Executive acknowledges that as used in this Agreement, Confidential Information includes, but is not limited to, all methods, processes, techniques, practices, product designs, pricing information, billing histories, customer requirements, customer lists, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities for new or developing business for VIA, and technological innovations in any stage of development.  “Confidential Information” also includes, but is not limited to, all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of VIA.  Such information is, and shall remain, the exclusive property of VIA, and Executive agrees that he shall promptly return all such information to VIA upon the termination of his employment.

7.             Return of Property.  Executive agrees that upon the termination of his employment for any reason, he will deliver to VIA the originals and all copies of all files, documents, papers, materials and other property of VIA or its affiliates relating to their affairs, which may then be in his possession or under his control.  Executive may retain only personal correspondence and notes relating to the duties and responsibilities of his employment.

8.             Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and assigns, and Executive’s heirs, executors and administrators.

9.             Entire Agreement; Amendment.  This Agreement contains the entire agreement between the parties relating to the subject matter of this Agreement, and the parties expressly agree that this Agreement supersedes any employment or consulting contract Executive has or may have with VIA and any other Agreement between Executive and VIA, including without limitation any VIA stock plan.  Each party acknowledges and agrees that in executing this Agreement they do not rely upon any oral representations or statements made by the other party or the other party’s agents, representatives or attorneys with regard to the subject matter of this Agreement.  This Agreement may not be altered or amended except by an instrument in writing signed by both parties hereto.

10.          Breaches or Violation.  Executive acknowledges that any breach of this Agreement (including without limitation any breach of Paragraph 6) would cause VIA substantial irreparable injury.  Executive agrees that in the event of any violation of this Agreement, in addition to any damages allowed by law, VIA shall be entitled to injunctive and/or other equitable relief.

11.          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia (excluding the choice of law rules thereof).  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

12.          Waiver.  Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

13.          Assignment.  This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party without the prior written consent of the other party.

IN WITNESS HEREOF, THE PARTIES HAVE AFFIXED THEIR SIGNATURES BELOW:

Raymond Walsh	VIA NET.WORKS, INC.

/s/ Raymond Walsh	By:	/s/ Matt S. Nydell,
Senior Vice President, General
Counsel & Secretary

Date: 10 March 2005	Date: 10 March 2005

Witness: Malcolm Bell